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                                                                    EXHIBIT 10.1

        Letter of Agreement between Voyager One, Inc. and CMI Capital LLC



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July 15, 2004

Mr. John Lichter
Voyager One, Inc.
859 West End Court
Suite I
Vernon Hills, IL 60061


Dear John:

CMI Capital, LLC understands that Voyager One, Inc. is seeking a strategic partner, strategic alliances, merger and acquisition candidates and consulting services. Voyager One, Inc. wishes to engage CMI Capital, LLC and CMI Capital, LLC desires to assist Voyager One, Inc. with respect to these transactions. A suitable transaction is one that is accepted by Voyager One, Inc. based on the following terms:

1. CMI Capital, LLC will use its best efforts to introduce Voyager One, Inc. to potential sources for the transaction, on both a domestic and international basis (the "Transaction Source"). The terms of any transaction shall be as negotiated between Voyager One, Inc. and the Transaction Source, with no assistance by CMI Capital, LLC in effecting any transaction(s). CMI Capital, LLC cannot guarantee a successful conclusion to the negotiations with any such sources. CMI Capital, LLC represents that no actions taken by it pursuant to this agreement shall cause CMI Capital, LLC to be required to be registered as a broker-dealer with the SEC, NASD, or any applicable State agency.

2. In order to better enable Voyager One, Inc. to accomplish the transaction, CMI Capital, LLC will assist Voyager One, Inc. by establishing and maintaining a list of parties who are prospective Transaction Sources and review such list with Voyager One, Inc. as required.

In connection with this agreement, Voyager One, Inc. represents and warrants that all information given to CMI Capital, LLC, shall be complete and correct in all material respects, to the best of Voyager One, Inc.'s knowledge, information and belief.

3.       In consideration of the foregoing:

         (a) Voyager One, Inc. shall pay and/or reimburse to CMI Capital, LLC promptly any out-of-pocket costs reasonably incurred by CMI Capital, LLC with respect to this agreement, provided that such out-of-pocket costs (individually or in the aggregate) in excess of Voyager One, Inc. approves $50 in advance.

         (b) CMI Capital, LLC shall receive upon the execution of this agreement a warrant to purchase 666,666 shares of Voyager One's common stock at an exercise price of $0.25 per share. CMI Capital, LLC shall be restricted from exercising the warrant until January 15, 2005 and the warrant shall expire on January 15, 2010. Voyager One, Inc. will register the underlying shares by July 15, 2005 and grants to CMI Capital, LLC unlimited piggyback registration rights.


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July 15, 2004

Mr. John Lichter
Page 2

4. This engagement may be terminated by either party at any time after 90 (ninety) days, by written notice. Provided however paragraph (3b) remains in effect. CMI Capital, LLC agrees at such termination to furnish Voyager One, Inc. a list of sources brought in during the time of this engagement.

5. Voyager One, Inc. shall indemnify and hold harmless CMI Capital, LLC to the full extent permitted by law from and against all claims, damages, losses and liabilities (including, without limitation, reasonable attorneys' fees and expenses) arising out of or based upon this engagement or any transaction, including without limitation, any misstatement or omission, or alleged misstatement or omission, in any offering memorandum or any other materials supplied or approved by Voyager One, Inc.. CMI Capital, LLC also agrees to indemnify and hold harmless Voyager One, Inc. under the same terms and conditions, including any issues or claims arising out of CMI Capital, LLC's status with the NASD, SEC, or any State agencies.

6. In the unlikely event that any legal action may be instituted with respect to this engagement, such action shall only be instituted in a court in the County of Orange, State of California, which court shall have venue of a jurisdiction over any such action, and the parties hereby stipulate to such venue and jurisdiction. With respect to any such action, the prevailing party shall be entitled to recover all costs of suit, including reasonable attorneys' fees.

7. This agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

8. This agreement supersedes and replaces any previous agreements, whether written or verbal between CMI Capital, LLC and Voyager One, Inc., and/or it's subsidiaries or affiliates, including but not limited to the agreement dated September 18, 2003 and its amendment dated June 30, 2004, and any liabilities under such agreements are considered satisfied and any rights under such agreements terminated and agreements cancelled. The warrant issued in the Amendment To Agreement Dated September 18, 2003 is hereby canceled and replaced by the warrant referred to in paragraph 3(b) hereinabove.


If the above engagement and agreement relating thereto are acceptable, would you please execute the acceptance and acknowledgment hereinafter provided.

                                           Very truly yours,
                                           CMI Capital, LLC


Dated:    July 15/04                       By:  Gerry L. Martin
          ----------                            ---------------
                                                Gerry L. Martin
                                                President

ACCEPTANCE AND ACKNOWLEDGMENT: Voyager One, Inc. hereby accepts the above engagement and agrees to the terms and provisions herein above set forth with respect to such engagement.

VOYAGER ONE, INC.


Dated:     7/15/04                         By:  John Lichter
           -------                              ------------
                                                John Lichter
                                                CEO